Exhibit 10.4.4

Confidential portions of this document have been omitted and filed separately with the Commission. The omitted portions have been marked as follows: “***”.

CONSENT AND AGREEMENT

        This Consent and Agreement (this “Agreement”) is entered into as of July 9, 2004 between Par Pharmaceutical, Inc. (“Par”) and Quintiles Ireland Limited (“QIreland”).

Recitals

        A. Par and Bioglan Pharma Inc. (now known as BPI New Corp., “BPI”) entered into the Distribution Agreement dated December 27, 2000 (the “Original Agreement”) regarding a pharmaceutical product currently marketed in the United States as Adoxa®;

        B. Par, BPl and QIreland entered into the Assignment of Distribution Agreement dated March 22, 2002 (the “First Amendment”), pursuant to which BPI assigned to QIreland the Original Agreement, and the parties amended certain provisions of the Original Agreement;

        C. Par and QIreland entered into the Second Amendment to Distribution Agreement and First Amendment to Assignment of Distribution Agreement dated September 11, 2003 (the “Second Amendment”);

        D. Par and QIreland entered into the Third Amendment to Distribution Agreement dated April 13, 2004 (the “Third Amendment”) (the Original Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, is referred to in this Agreement as the “Distribution Agreement”);

        E. QIreland and Bioglan Pharmaceuticals Company, an affiliate of QIreland, plan to transfer and sell certain assets (the “Sale”) to BDY Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Bradley Pharmaceuticals, Inc., a Delaware corporation listed on the New York Stock Exchange (the “Buyer”);

        F. In connection with the Sale, QIreland has requested, in accordance with Section 11.8 of the Distribution Agreement, that Par consent to the transfer of the Distribution Agreement to the Buyer and agree to certain matters as set forth in this Agreement; and

        G. Par has determined that such consent and agreement would benefit Par and accordingly Par wishes to consent and agree to the transfer of the Distribution Agreement to Buyer and to such other matters as are set forth in this Agreement.

        NOW, THEREFORE, the parties agree as follows:

        (1) Par hereby consents, acknowledges and agrees that:

                (a) QIreland may assign and transfer all of its rights and obligations under the Distribution Agreement to the Buyer. Upon the effective date of such assignment and transfer (the “Assignment Date”):

(i)	the Buyer shall be responsible for all obligations under the Distribution Agreement, arising after the Assignment Date;

(ii)	the Buyer shall have and enjoy all the rights and benefits of QIreland under the Distribution Agreement;

(iii)	QIreland shall have no responsibility for any obligations under the Distribution Agreement arising after the Assignment Date; and

(iv)	QIreland shall cease to be a party, and Buyer shall become a party, to the Distribution Agreement with respect to all obligations under the Distribution Agreement arising after the Assignment Date;

                (b) Notwithstanding Section 11.8 of the Original Agreement, the Buyer shall be entitled to assign and transfer any and all of its rights and obligations under the Distribution Agreement, without Par’s consent, to an affiliate of the Buyer, but no such assignment or transfer shall relieve the Buyer of any of, and the Buyer shall remain responsible for, its obligations under the Distribution Agreement;

                (c) Prior to or on the Assignment Date, QIreland may assign or transfer any and all of its rights and obligations under the Distribution Agreement to an affiliate of QIreland and such party or parties may assign or transfer such rights and obligations to the Buyer, which shall have the same effect as if QIreland had assigned such rights and obligations to the Buyer as described in Section 1(a) above; and

                (d) The Distribution Agreement constitutes all of the agreements, arrangements or understandings with respect to the subject matter thereof; the Distribution Agreement has not been amended or modified; the Distribution Agreement is in full force and effect and, to the knowledge of Par, QIreland is in compliance with the Distribution Agreement and no breach or default has occurred thereunder, and no event has occurred and no circumstance exists that, with the passage or lapse of time or the giving of notice, or both, would constitute a breach or default.

        (2) Prior to or following the Assignment Date, each party agrees to execute and deliver such other agreements, documents and instruments, and to do and take such other acts or actions, as any other party to this Agreement shall request for the purpose of carrying out the intent of this Agreement, including without limitation in order to carry out or further evidence the assignment and transfer of all of QIreland’s right, title and interest in, to and under the Distribution Agreement to the Buyer.

        (3) This Agreement shall be binding upon the parties hereto and their successors and assigns and shall inure to the benefit of such parties and their permitted successors and assigns. This Agreement is also intended for the benefit of the Buyer, and the Buyer is an intended third-party beneficiary of this Agreement.

        (4) This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together should constitute one and the same instrument. The exchange of copies of this Agreement and of executed signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of

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this Agreement. Signatures of the parties transmitted by facsimile, or by email in portable digital or similar format shall be deemed to be their original signatures for all purposes.

        (5) Each party to this Agreement represents and warrants to the other party that: (a) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, with full corporate power and authority to execute, deliver and perform this Agreement; and (b) this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement.

        (6) In consideration for Par consenting to the assignment and transfer of the Distribution Agreement to Buyer and agreeing to the other matters set forth in this Agreement, Quintiles agrees to pay, either directly or through an affiliate, to Par a fee of *** within three (3) business days after the date of the closing of the Sale.

[signature page follows]

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[Signature page to Consent and Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

PAR PHARMACEUTICAL, INC.
By:	/s/ Dennis O’Conner Name: Dennis O’Conner Title: VP - CFO

QUINTILES IRELAND LIMITED
By:	/s/ Marie Kenny Name: Marie Kenny Title: Director